EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30	December 31
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$85,292	$91,553
Term deposits with banks	1,467	60,357
Available-for-sale securities	6,763	6,423
Accounts receivable, net	4,646	3,438
Receivables from sales representatives	6,511	5,607
Inventory	425	600
Prepaid expenses and other current assets	19,805	13,603
Deferred tax assets	96	13

Total Current Assets	125,005	181,594

Property and equipment, net	76,305	77,815
Goodwill	2,497	—
Intangible assets, net	7,572	8,770
Long term investments	100	100
Deferred tax assets	445	446
Other noncurrent assets	2,967	1,667

Total Assets	$214,891	$270,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,528	$10,901
Deferred income and customer prepayments	95,721	73,841
Accrued liabilities	14,892	11,585
Income taxes payable	880	435

Total Current Liabilities	120,021	96,762

Deferred income and customer prepayments	4,819	2,516
Deferred tax liability	1,432	141

Total Liabilities	126,272	99,419

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 51,565,725 (2009: 51,427,642) shares issued and 33,569,725 (2009: 44,552,642) outstanding	516	514
Additional paid in capital	142,038	138,468
Treasury shares, at cost — 17,996,000 (2009: 6,875,000) shares	(150,089)	(50,000)
Retained earnings	83,490	71,369
Accumulated other comprehensive income	4,363	2,859

Total Company Shareholders’ Equity	80,318	163,210

Non-controlling interests	8,301	7,763

Total Equity	$88,619	$170,973

Total Liabilities and Equity	$214,891	$270,392

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue:
Online and other media services (Note 1)	$30,541	$28,780	$88,641	$87,431
Exhibitions	7,674	901	39,554	29,372
Miscellaneous	1,202	931	3,597	2,817

	39,417	30,612	131,792	119,620

Operating Expenses:
Sales (Note 2)	15,492	12,087	48,840	45,820
Event production	2,635	319	13,576	10,032
Community (Note 2)	4,069	4,796	15,533	17,885
General and administrative (Note 2)	11,810	11,057	35,201	33,975
Online services development (Note 2)	1,440	1,408	4,078	4,172
Amortization of intangibles and software costs	492	26	1,079	106

Total Operating Expenses	35,938	29,693	118,307	111,990

Income from Operations	3,479	919	13,485	7,630

Interest and dividend income	66	312	425	725
Foreign exchange gains (losses), net	(14)	85	(26)	58

Income before Income Taxes	$3,531	$1,316	$13,884	$8,413
Income Tax Expense	(407)	(96)	(636)	(270)

Net Income	$3,124	$1,220	$13,248	$8,143

Net income attributable to non-controlling interests	(842)	(35)	(1,127)	(669)

Net Income Attributable to the Company	$2,282	$1,185	$12,121	$7,474

Basic net income per share attributable to the Company’s shareholders	$0.06	$0.03	$0.28	$0.17

Diluted net income per share attributable to the Company’s shareholders	$0.06	$0.03	$0.28	$0.16

Shares used in basic net income per share calculations	38,401,239	44,544,540	42,544,789	44,543,207

Shares used in diluted net income per share calculations	39,873,952	45,877,214	44,010,618	45,759,320

Note:   1.   Online and other media services consists of:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$24,811	$20,904	$68,985	$64,928
Print services	5,730	7,876	19,656	22,503

	$30,541	$28,780	$88,641	$87,431

Note:	2.	Non-cash compensation expenses associated with the employee and team member equity compensation plans and Global Sources Directors Share Grant Award Plan included under various categories of expenses are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$163	$213	$675	$1,053
Community	60	155	221	304
General and administrative	431	493	1,354	1,569
Online services development	68	79	222	255

	$722	$940	$2,472	$3,181